Exhibit 99.1

Board of Directors Announces Appointment of Steve Marton as Interim CEO Following Resignation of James Haworth

Satellite Beach, FL—May 24, 2012—Lighting Science Group Corporation (OTCBB: LSCG), one of the world’s leading LED lighting manufacturers, announced today the appointment of Steve Marton as its interim Chief Executive Officer following the resignation of CEO and Chairman James Haworth on May 18, 2012. The Board also announced that it has retained an executive search firm to help identify and secure a permanent CEO.

Mr. Marton has served as a Senior Operating Partner at Pegasus Capital Advisors, L.P. since April 2008 and has been actively involved in Lighting Science Group’s operations, in a consulting capacity, since February 2012. He has spent over 20 years in general management, new product development and brand leadership in the consumer packaged goods and pet care industries. Prior to joining Pegasus, from 2004 to 2008, Mr. Marton served as Group President of the Office Products Division of Newell Rubbermaid, and earlier served as President and Chief Operating Officer of Hill’s Pet Nutrition. He is currently Chairman of Halo, Purely for Pets as well as a board member of iGPS, Hain Pure Protein Corporation and PetSmart Charities. He is also a member of the Board of Advisors to the Cummings School of Veterinary Medicine at Tufts University.

About Lighting Science Group

Lighting Science Group Corporation (OTCBB: LSCG) designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. Lighting Science Group offers retrofit LED lamps in form factors that match those of traditional lamps or bulbs and LED luminaires designed for a range of applications including public and private infrastructure for both indoor and outdoor use. Lighting Science Group’s Advanced Projects Group business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects. Lighting Science Group is headquartered in Satellite Beach, Florida; the Company’s European operations are based in Middelburg, The Netherlands; and the Company has a sales office in Sydney, Australia. Lighting Science Group employs approximately 1,000 workers building lighting products from domestic and imported parts. More information about Lighting Science Group is available at www.lsgc.com.

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements concerning the performance of Lighting Science Group and its products and/or use terminology such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” “soon,” “will,” “first of many” and variations of such words and similar expressions. Such statements reflect the current view of Lighting Science Group with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by these statements. In evaluating these statements, you should carefully review the risk factors detailed under “Risk Factors” in our most recent filings with the Securities and Exchange Commission that may cause our actual results to differ materially from these forward-looking statements.

Contact

Lighting Science Group

Greg Kaiser, CFO

Phone: (321) 779-5537

E-Mail: Greg.Kaiser@lsgc.com